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                                                                    Exhibit 99.2




CONTACT AT THE COMPANY:
Audrey Tassinari, Executive Vice President
Roy K. Keefer, Vice President
702-227-9800

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 9, 2000

AMERICAN VANTAGE COMPANIES' COURT ACTION DISMISSED

LAS VEGAS, NEVADA, OCTOBER 9, 2000 ---- American Vantage Companies (NASDAQ:AVCS) (the "Company") announced that an order (the "Order") was recently filed with the United States District Court for the Eastern District of California (the "District Court") by Judge Anthony W. Ishii dismissing, with prejudice, the Company's claims against the Table Mountain Rancheria Band of Indians (the "Tribe") due to the District Court's lack of subject matter jurisdiction and not based on the merits of the case. In June 1999, the Company brought a civil action in the District Court for breach of contract against the Tribe for terminating the Company's contract to provide casino consulting services to the Table Mountain Rancheria Casino & Bingo. At that time the Tribe filed a countersuit against the Company. The Order similarly dismissed the Tribe's counterclaims against the Company.

The Order was in response to an amended pleading filed by the Company in connection with the February 2000 Order (the "Prior Order") filed with the District Court dismissing the Company's claims and the Tribe's counterclaims due to the District Court's lack of subject matter jurisdiction. Pursuant to the Prior Order, either the Company or the Tribe could file a motion to amend its pleading to remain in District Court or, in the alternative, pursue the matter in state court.

THE COMPANY IS CONSIDERING ITS OPTIONS OF EITHER APPEALING THIS RULING OR PURSUING ITS CLAIM AGAINST THE TABLE MOUNTAIN RANCHERIA BAND OF INDIANS IN STATE COURT.

This press release may contain forward-looking statements, which are subject to risks and uncertainties. The Company's actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential risk factors that could affect the Company's business and financial results are included in the Company's filings with the Securities and Exchange Commission. They can also be found on the Company's website at www.americanvantage.com and on the Securities and Exchange Commission's website at www.sec.gov.